Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Doug Sherk/Jenifer Kirtland	Chris Gale/ Steve DiMattia
(800) 772-6446 x1608	(415) 896-2005	(646) 201-5431
jgersuk@AngioDynamics.com	dsherk@evcgroup.com	cgale@evcgroup.com
	jkirtland@evcgroup.com	sdimattia@evcgroup.com

Jan Keltjens Appointed to Board of Directors of AngioDynamics

QUEENSBURY, N.Y. May 11, 2009 — AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally-invasive treatment of cancer and peripheral vascular disease, today announced Jan Keltjens, 52, President and Chief Executive Officer of the Company, has been appointed to its Board of Directors. Mr. Keltjens replaces Eamonn Hobbs, who has resigned from the Board of Directors.

“On behalf of the Board of Directors, I would like to thank Eamonn for all his contributions to AngioDynamics, both as the company’s co-founder and previous chief executive officer, as well as most recently as a member of the Board. We all wish him the very best in his future endeavors,” said Vincent Bucci, Chairman of the Board of Directors. “At the same time, the Board looks forward to working with Jan in his expanded role with AngioDynamics.  During his short tenure as our president and chief executive officer, his performance has reinforced the Board’s confidence in his leadership of the Company.”

Mr. Keltjens joined AngioDynamics as President and CEO on March 1, 2009.  Most recently, he was President and CEO of CryoCath Technologies, Inc. Mr. Keltjens also previously served in various leadership positions at Cordis, a Johnson & Johnson company, including his last position as Worldwide General Manager of Cordis Neurovascular.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. The Company’s diverse product line includes market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

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